EXHIBIT 3(c)

                           CERTIFICATE OF AMENDMENT

                                    TO THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                                AIM GROUP, INC.


     AIM GROUP, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the amendment set forth below to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

     FIRST: ARTICLE FOURTH is hereby amended by deleting the first paragraph thereof and substituting therefor the following new first paragraph:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000 shares of Preferred Stock, $1.00 par value (the "Preferred Stock"), and 12,000,000 shares of Common Stock, $.01 par value (the "Common Stock"). The powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of the Preferred Stock shall be as follows:"


     All of the rest and remainder of the Corporation's Certificate of Incorporation shall remain in full force and effect.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by an officer thereunto duly authorized as of this 10th day of April, 1997.


                                            AIM GROUP, INC.

                                             By:_________________________
                                                Leigh Zoloto, Secretary